Exhibit 10.15

EMPLOYMENT CONTRACT

Between: GE Healthcare Limited (“the Company”)
And:

Jan Makela (“you”)

YOUR KEY TERMS

Job Title Base Salary	President & CEO, Healthcare Imaging reporting to Peter Arduini, President & CEO, GE Healthcare £530,000 per year payable monthly on or about the 15th. This is also known as your Reference Pay.

Incentive Plan
Continuing membership of the One GE HealthCare Annual Bonus Plan (the “Bonus Plan”).

The target amount for your annual bonus is 100%, subject to satisfactory performance.

See Section 2, paragraph 2 for payment conditions. Further details of the plan will be provided annually.

Pension Plan	You are entitled to participate in the GE Pension Saver (“the Plan”).

If you do not wish to be a member of the Plan you may choose to opt out and instead receive a supplement of 25% of your Reference Pay as cash.

The Company will pay 25% of your salary that is over and above the scheme specific Earnings Cap as determined periodically by the HMRC as a cash supplement to your salary. Further details will be shared with you.

Long-Term Incentive Plan (“LTIP”)	This plan typically provides an annual grant of stock options, Restricted Stock Units, Performance Stock Units, or a combination. Awards are subject to terms and conditions that will be provided at the time of each grant and the Company reserves the right to vary or withdraw this benefit at any time.

Flexible Benefits	The Company operates a flexible benefits programme. Details of the programme and the benefits you will be entitled to will be provided to you separately in the Flex Choice Guide.

Holiday	You are entitled to 26 days plus statutory/public holidays in accordance with local business practice.
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Executive Medical Program	You are entitled to a comprehensive medical examination at the Company’s expense. Details of the program, including the rules, which may vary over time, will be provided to you when you start.

Company Car
A monthly allowance is provided with which to order a car. Further details of the car choices available to you and the order process will be provided to you separately.
Alternatively, you may choose to receive £1000.00 as a monthly cash allowance. This allowance will not form part of your pensionable salary nor will it be taken into account for the purpose of calculating any bonus or other payments and benefits which you may receive.
The monthly cash allowance will default unless you actively select a Company Car or already have a company car under the GE HealthCare scheme.

Hours of Work	Your normal hours of work are 37.5 hours per week, Monday to Friday.
Overtime	You will not be entitled to extra pay or time off in lieu for working any additional hours.

Career Band	This position is Group Vice President.

Start Date	Your start date in this role was February 1st, 2020. Please note that your period of continuous employment with GE HealthCare began on June 12th, 2000.

Place of Work	Your place of work is Amersham Place, Little Chalfont, Amersham, HP7 9NA
Notice Period (either party)	3 month’s notice given by either you or the Company in writing or in the case of the Company, statutory minimum notice if this is longer.

The next section has details of any restrictive covenants and the standard terms and conditions that will apply to your employment. If there is a conflict between the standard terms and your Key Terms, your Key Terms will prevail.
Restrictive Covenants
As you will have access to confidential and proprietary information regarding the customers and business of the Company and/or GE Healthcare Limited you covenant with the Company and the GE HealthCare Group as follows:
(A) Non-solicitation of employees
You will not either during your employment or for a period of 12 months after leaving the Company's employment unless approved in advance by the Company:
A.whether on your own account or on behalf of or in conjunction with any person (directly or indirectly) solicit or encourage any person who is an employee of the Company or any GE Healthcare Limited and
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with whom you had material dealings during the two years before leaving the Company's employment and who is Lead Professional Band or above to terminate his or her employment or accept any other employment outside the GE HealthCare Group;

B.directly hire any such employee, or recommend or cause any such employee to be hired by an entity for which you work or with which you are otherwise associated or in which you own more than a 1% ownership interest; and/or

C.without prejudice to your obligations of confidentiality to the Company and/or the GE HealthCare Group, provide any non-public information regarding any such employee, including but not limited to compensation data, performance evaluations, skill sets or qualifications to any person in connection with any engagement outside the GE HealthCare Group, including but not limited to, recruiters and prospective clients/employers.

(B) Non-compete
You agree that you will not either during your employment or for a period of 12 months after the termination of your employment, be concerned in any business which is carried on globally and which is competitive or is likely to be competitive with the business of the Company or any GE Healthcare Limited business in which you were actively involved during the two years before leaving the Company’s employment and which is carried on at your leaving date. For this purpose, you are concerned in a business if you carry it on as principal or agent, or you are a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business or you have any direct or indirect financial interest greater than 1% (as shareholder or otherwise) in any person who carries on the business.
If the Company exercises its right to suspend you from the performance of your duties during any period of garden leave immediately prior to the termination of your employment, the period of restriction specified in this clause shall be reduced by the period of any such garden leave.
(C) Non-solicitation of and non-dealing with customers and clients
You agree that you will not either during your employment or for a period of 12 months after leaving the Company's employment, whether on your own account or on behalf of or in conjunction with any other person, canvass or solicit business or custom from or have business dealings with any person who has been a customer, contractor or client or a prospective customer, prospective contractor or client of the Company or any GE Healthcare Limited business or any other GE HealthCare Group Company and with whom you were actively involved during the two years prior to your departure from the Company, for the purpose of providing products or services of a similar type to those of the Company or any GE Healthcare Limited business or any other GE HealthCare Group Company in which you were actively involved during that two year period and which continue to be provided at the date on which your employment terminates.
(D) The covenants in this clause are entered into for the benefit of the Company itself and as trustee for each covered GE HealthCare Company.
(E) If any of the restrictions above is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.
(F) You acknowledge that your position with the Company gives you access to and the benefit of confidential information which is important to the continuing business of the Company and influence over those clients, customers, business partners e.g. agents, and employees with whom you are in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the legitimate business interests of the Company.

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STANDARD TERMS AND CONDITIONS OF EMPLOYMENT
1 . Salary
Your salary will be paid monthly directly into your bank or building society account. It will be paid after deduction of tax, national insurance, or any other authorised deductions.
Salaries are usually reviewed annually although the Company may change the time of the review. Any salary adjustment will be decided by the Company and will take into account your performance, market practice and business performance.
2 . Bonus or Incentive Plan
If you are eligible to take part in a bonus or incentive plan it will be included in your Key Terms. Bonus and incentive plans are dependent on the achievement of certain objectives, which vary depending on your business, role and/or your personal contribution and the annual design approved by the Talent, Culture, and Compensation Committee of the GE HealthCare Board of Directors.
To be eligible to receive a payment under any bonus or incentive plan you must be employed and not under notice (whether given by you or the Company) at the payment date. Bonus and incentive payments are not a contractual entitlement and the Company may terminate or amend any bonus or other incentive plan without notice or compensation.
3 . Pension
The pension plan applicable to you is in your Key Terms. Membership is subject to the Trust Deed and Rules of the relevant pension plan, which may vary over time. The Company may amend any pension scheme without notice or compensation.
4 . Insurance Plans
The Company operates several insurance plans in which you may be eligible to participate.
Membership of any such plan is subject to the terms and conditions imposed by the relevant plan provider and receipt of benefits under these plans is subject to the plan provider accepting (and continuing to accept) a claim. The Company will have no liability to you in the event that a claim is rejected by the plan provider (whether at the outset of the claim or at a later date).
The Company may end your participation in any plan and/or withdraw or amend any of the rules or benefits (including the level of cover) without providing a replacement or other compensation.
Provision of any benefits under these plans will in no way affect the Company’s right to terminate your employment in accordance with the terms of this contract or otherwise at any time.
5 . Holiday
Unless you are otherwise notified, the Company’s holiday year runs from 1 January – 31 December. You are encouraged to take your holiday in each calendar year.
Before taking a holiday you need to get your manager’s agreement to ensure the proposed time is convenient to the Company.
When you join or leave the Company, your holiday entitlement will be calculated pro rata to your start or end date. If you have taken more or less than your holiday entitlement on termination, an adjustment based on your normal daily rate of pay will be made in your final salary payment. The adjustment will be either a deduction if you have taken more than your entitlement, or an additional payment, if you have taken less.
If you are required to work on a public holiday for operational reasons you may be granted an equivalent number of days holiday in lieu. The Company may nominate certain days as holiday (e.g. during a business shut down period). These days will form part of your annual holiday entitlement.
6 . Sickness
If you are unable to attend work due to sickness or injury you need to tell the Company in accordance with the Company’s sickness absence policy. This also sets out your sick pay terms.
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7 . Medical Examinations
The Company may ask you to attend to an independent medical examination by a doctor appointed by the Company (at the expense of the Company) where the Company thinks this is appropriate. If you do not attend an examination without a good reason or if the Company believes you are fit to return to work and you do not do so, you will cease to be eligible for Company sick pay.
8 . Duties
You must give your full time and attention during working hours to doing your job for the Company. In addition, you must comply with all reasonable instructions given to you by the Company. Sometimes you may need to do extra and/or different duties consistent with your skills and experience.
You must comply with GE HealthCare’s Conflict of Interest Policy, details of which will be provided to you separately.
9 . Place of Work
As part of your job, you may need to travel in the UK and abroad.
The Company may also require you to work at a place other than the normal place of work set out in your Key Terms. This may involve working at other Company or GE HealthCare Group sites or at sites for Company clients on a temporary or permanent basis.
10 . Hours of Work
Your standard hours of work or shift patterns may vary over time and you must be flexible in your hours of work to meet the varying demands of the business. You will need to work such extra hours as are required to meet business needs.
For the purposes of the Working Time Regulations 1998, normally it is not intended that you will work on average in excess of 48 hours per week. However, should business needs require, you agree to work in excess of an average of 48 hours per week. If you wish to terminate this opt out agreement, you need to tell the Company in writing three months’ in advance. You must also comply with any record keeping and time keeping policies, which the Company may introduce. If you work for another organization outside the GE HealthCare Group (with the Company’s permission) you must tell your manager how many hours you are working.
11 . Expenses
The Company will reimburse reasonable business expenses that are incurred by you in the proper performance of your duties. Claims for expenses must be properly evidenced and submitted in accordance with the Company’s Travel & Living procedure, which may vary over time and is available at www.travel.ge.com.
When your employment ends you must submit your outstanding expenses in accordance with the expenses policy and clear all outstanding debts to the Company. You may be asked to provide a signed statement confirming that you have fully complied with this clause.
12 . GE HealthCare Company Policies
It is an express condition of your employment that you agree to uphold GE HealthCare’s commitment to ethical business practices as detailed in GE HealthCare’s Integrity Policy and any associated documentation as amended over time. By signing this contract you accept, understand and agree to work within the guidelines of this Integrity Policy.
It is also an express condition of your employment that you agree to be bound by the enclosed Employee Innovation and Proprietary Information Agreement ("EIPIA") as amended over time. By signing this contract you confirm that you accept, understand and agree to work within the guidelines of the EIPIA.
It is also a condition of your employment that you comply with any regulatory rules or standards applicable to your business and role. These will be notified to you after joining the Company.
In addition, there are other employment policies and procedures applicable to the business in which you work, including a disciplinary and grievance procedure. Whilst these policies and procedures do not form part of your contract of employment, non-compliance may result in disciplinary action being taken against you which may include action up to and including termination of employment or alternative measures, such as demotion, transfer, withholding pay or bonus or suspension. Please note that these policies will be subject to change over time.
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13 . Data Protection
GE Healthcare Group of companies (“the Group”) processes personal data relating to its employees (“Personal Data”) for a range of legitimate human resources, business, and safety/security purposes.
For further information about data protection and how it applies please see the GE HealthCare Employment Data Protection Standards which apply to all entities in the GE HealthCare Group. The Group reserves the right to monitor the use of its resources, including use of email, the Internet, the Company’s intranet, your PC, telephone, and any mobile phone issued to you. For further information on the use of GE HealthCare resources please see the Acceptable Use of GE HealthCare Information Resources, which applies to all entities in the GE HealthCare Group as varied over time.
You agree that the Group may disclose your name, contact details, gender, and such other information as is necessary to facilitate your enrollment in, and continuing membership of, any plan provided by or on behalf of the Group (including any pension plan). By signing this contract you are also consenting to the processing of all such ‘non sensitive data’ and this will be deemed to continue whilst you remain a member of the plan(s). From time to time, you may also be asked to provide ‘sensitive data’ such as medical details but you will be asked to specifically consent to the processing of such sensitive data at the time it is provided.
14 . Health & Safety at Work
You must familiarise yourself with the Company’s health and safety procedures and take care of your own health and safety and that of your colleagues. You should report any safety concerns to your line manager as quickly as possible.
15 . Confidential Information
You acknowledge that during your employment you will have access to confidential and/or proprietary information and trade secrets concerning the business, operations, processes, and affairs of the Company and/or the GE HealthCare Group and its suppliers, customers, agents, and employees which is commercially sensitive and which, if disclosed, may cause significant damage to the Company or the GE HealthCare Group (“Confidential Information”).
You agree that you will not directly or indirectly (except as authorised or required in the proper course of your duties or as required by law), either during your employment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information or any information in respect of which the Company or any GE HealthCare Group Company owes an obligation of confidentiality to a third party which may come to your knowledge during your employment or otherwise. This restriction will not apply to information that is already in, or comes into, the public domain other than through your unauthorised disclosure.
16 . Company Property
On request and at the latest when you leave the Company you must return in good condition any property of the Company or any other GE HealthCare Group Company. This includes not only physical property but also documents or electronic data under your control which relates to GE HealthCare or its customers or suppliers.
17 . Deductions
You agree that the Company may deduct from your pay (including holiday pay, sick pay, incentive, bonus or commission and pay in lieu of notice) any amounts which are owed by you to the Company or any other GE HealthCare Group Company (including any loans, overpayments, shift pay, travel allowance, expenses float, relocation assistance) or any amounts in respect of damage to Company property caused by you or to replace Company property that you fail to return to the Company or which are required by any other GE policy, guideline or procedure or under the terms of this contract.
You agree to inform the Company as soon as reasonably possible in the event of any overpayment of salary or expenses.
18 . Notice
Your notice period is set out in your Key Terms.
If you hold any directorships of other offices you agree to take all necessary steps to resign from such offices as soon as your employment ends without any compensation.
Summary termination:
If you commit an act of gross misconduct you may be dismissed without notice.
Payment in lieu of notice:
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Without prejudice to the Company’s right to summarily dismiss you for gross misconduct, the Company may, in its absolute discretion, elect to end your employment immediately and thereafter pay you a sum in lieu of the salary but not the other benefits, to which you would have been entitled during the period of notice or during any unexpired period of notice (as the case may be).
19 . Garden Leave
At any time during your employment, the Company reserves the right to require you not to attend work. During any period where you are required not to attend work you will continue to receive your salary and contractual benefits (although you will stop being eligible to participate in any bonus plan). You will not directly or indirectly work for any person, have any contact with any customer, client or agent of the Company or any GE HealthCare Group Company or for business purposes, have contact with any employee of the GE HealthCare Group during any period of garden leave without the prior written agreement of the Company. For the avoidance of doubt, your duties, and obligations towards the Company (whether express or implied) continue to apply during any period of garden leave. If you are not required to attend for work under this clause, the Company may require that you take any accrued but untaken holiday during this period.
20 . Prior Agreements & Future Changes
This agreement is in substitution for any previous contract of employment or other arrangements (whether formal or informal) relating to your employment with the Company or any GE HealthCare Group Company, which are deemed to have been terminated by mutual consent with effect from the date of this agreement.
The Company reserves the right to make reasonable changes to any terms and conditions of employment.
21 . Applicable Law
This contract shall be governed by and construed in accordance with the laws of England and Wales, Scotland, or Northern Ireland (as applicable) and subject to the exclusive jurisdiction of the United Kingdom courts.
22 . Collective Agreements
If there is a collective agreement applicable to your employment, it will be listed in your Key Terms. If no collective agreement is identified, none is applicable to you.
23 . Immigration
It is a condition of your continued employment that you maintain the right to work in the UK and any other country in which you are required to work under this contract. If this condition is not satisfied at any time, or it becomes clear that the condition will not be satisfied, the Company may terminate your employment on one week’s notice or the statutory minimum, whichever is longer.
You will be under an ongoing obligation to provide original documentation confirming your right to work in the UK when requested by the Company.
To enable the Company to meet its obligations of the UK immigration system, you must update changes in your residential address, home telephone number, mobile telephone number, and immigration status. You may also be required to report other changes from time to time. These changes must be reported within five working days of the change occurring. The Company may provide details of changes to any relevant UK country government agencies as required to comply with relevant legislation and the general obligations of immigration Sponsorship.
24 . General
For the purposes of this Agreement "GE HealthCare Group" and "GE HealthCare Group Company" means any firm, company, business entity or other organisation:
•which is directly controlled by the Company; or
•which directly or indirectly controls the Company; or
•which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company;
•of which the Company or any GE HealthCare Group Company is a partner; or
•of which the Company or any GE HealthCare Group Company referred to above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets. “Control” has the meaning set out in s.146 Income and Corporation Taxes Act 1988 (as amended).
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I acknowledge receipt of this employment contract and agree to the terms and conditions set out above.

SIGNED: /s/ Jan Makela...............................................…     DATED: 24 Feb 2023.

Jan Makela
SIGNED: /s/ Ravi Kishore Dyta

Signed by [Name, Role] for and on behalf of GE Healthcare Limited

Ravi Kishore Dyta, H R Business Partner

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In consideration of my employment by the GE HealthCare entity that is hiring me, I hereby acknowledge, understand, and agree that:

D.Confidential Information

(i)     During my employment I will have access to confidential information and trade secrets concerning the business, operations, processes and affairs of the GE HealthCare entity by which I am employed (whether under a contract of employment or otherwise) or engaged to provide services, and/or other GE HealthCare companies (together the “Company”), and its suppliers, customers, agents and employees which is commercially sensitive and which, if disclosed, may cause significant damage to the Company (“Confidential Information”).

(ii)    I shall not directly or indirectly (except as authorised or required in the proper course of my duties or as required by law), either during my employment or at any time after its termination (howsoever arising), use any Confidential Information, make or use any copies or records of any Confidential Information in whatever form including, without limitation, extracts, analysis, studies, plans, compilations, or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information (“Copies”), or disclose to any person, company or other organisation (and shall use my best endeavours to prevent the publication or disclosure of) any Confidential Information, Copies or any information in respect of which the Company (as defined in my contract of employment) owes an obligation of confidentiality to a third party which may come to my knowledge during my employment or otherwise.

(iii)    This restriction shall not apply to any information that is already in, or comes into, the public domain other than through my direct or indirect unauthorised disclosure, solely or through any third party, and will not prevent me from making a protected disclosure within the meaning of applicable whistle-blowing legislation (which should be made pursuant to “How to raise an integrity concern” of the Company’s Integrity Policy - details of which are located here).

(iv)    I agree that all Confidential Information and Copies must be handed over to my manager or direct reporting line (or such other person notified to me by the Company) on the termination of my employment or engagement with the Company, or at the request of the Company at any time.

(v)    I understand that nothing herein prevents me from reporting potential violations of law to relevant government authorities.

E.Intellectual Property

(i)     All Intellectual Property Rights subsisting in or attaching to anything created by me in the course of my normal employment with the Company and/or in the course of any special projects or duties (whether or not made during normal working hours) shall belong to and vest in the Company absolutely to the fullest extent permitted by law and I hereby assign to the Company all such Intellectual Property Rights.

(ii)    I undertake, at the request and the expense of the Company, to execute all such further documents and to do such other acts as may in the opinion of the Company be necessary or desirable to vest any such Intellectual Property Rights in the Company absolutely and I hereby assign by way of present assignment of future copyright all copyright in any copyright works produced or originated by me in the course of my employment.

(iii)     For the purposes of this Clause B, Intellectual Property Rights means all inventions, works, patent rights and utility model rights, copyright, design rights, trade mark and service mark rights, database rights, topography rights, trade names, domain names, trade secrets, know-how and any other intellectual property rights and other rights or interests in or relating to any of the rights listed immediately above (including, in particular, rights to apply for a registered protection of any such rights), whether or not they are registered or capable of registration, wherever in the world they arise or exist for the full period of their existence including any period of extension or renewal, and they may be exercised by the Company in all media and formats whether now known or hereafter devised.

(iv)    Any Intellectual Property will be notified and disclosed by me to the Company in an appropriate manner promptly upon its creation.

(v)    I undertake that, at the Company's expense and upon request (whether during or after the termination of my employment), I will execute such documents, make such applications, give such assistance, and do such acts and things as may be necessary to enable the Company to enjoy the full benefit of this Clause B. This will include the giving of assistance or advice (including giving evidence if so required) in connection with:
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(a)the prosecution of any applications for the registration of;
(b)any proceedings brought to prevent the infringement of; and/or
(c)any proceedings concerning or affecting the validity of,

any Intellectual Property Rights.

(vi)    Immediately upon the termination of my employment or earlier at the Company's request, I will deliver up to the Company all Intellectual Property Rights, and all underlying data and/or documents relating thereto, in my possession, custody or power in which the Company has rights by virtue of this Clause B.

(vii)    I hereby irrevocably waive all moral rights which I might otherwise have or be deemed to have under Chapter IV Copyright, Designs and Patents Act 1988 or under any other similar law anywhere in the world.

(viii)    I acknowledge, except as provided by law, that no further remuneration or compensation (other than provided for in any written agreement between me and the Company) is or may become due to me as a result of my compliance with the various obligations set out in this Agreement.

F.Governing Law

This agreement shall be governed by and construed in accordance with the laws of England and Wales and is subject to the exclusive jurisdiction of the English courts.

G.Severability

This Agreement supersedes any provisions in any other agreement that I may have signed regulating or regarding my employment that differ. Any part of this Agreement that cannot be modified or interpreted to avoid being invalid shall have no effect. All other parts of any other agreement not in conflict shall remain valid and enforceable.

I hereby acknowledge and agree to the terms set out above.

/s/ Jan Makela                    February 24, 2023
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Signed by Jan Makela                    Dated

/s/ Ravi Kishor Dyta
……………………………………………….
Signed by Ravi Kishor Dyta For and on behalf of GE Healthcare

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